Exhibit 99.(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 39 to Registration Statement No. 33-87498 on Form N-1A of our report dated May 25, 2011, relating to the financial statements and financial highlights of the Institutional Money Market Fund of Miles Funds, Inc., (the “Fund”) for the year ended March 31, 2011, to which reference appears in the audited financial statements dated March 31, 2012 of the Fund that are incorporated by reference in the Statement of Additional Information, and to the reference to us under the heading “Financial Highlights” in the Prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Des Moines, Iowa

July 27, 2012